Exhibit 99.1

PRESS RELEASE

Contact:
Nicole Estrin	Carolyn Bumgardner Wang
Associate Director of Corporate	WeissComm Partners, Inc.
Communications & IR	415-946-1065
650-517-8472	carolyn@weisscommpartners.com
nestrin@nuvelo.com

NUVELO ANNOUNCES PRICING OF COMMON STOCK OFFERING

SAN CARLOS, Calif., January 31, 2006 – Nuvelo, Inc. (Nasdaq: NUVO) today announced the pricing of its public offering of 6,500,000 shares of its common stock at a public offering price of $16.00 per share. The gross proceeds, before deducting underwriting discounts and offering expenses, of the public offering will be approximately $104.0 million. The underwriters of this offering have an option to purchase up to an additional 975,000 shares to cover over-allotments, if any.

J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. are acting as joint book-running managers in this offering and Lehman Brothers Inc. is acting as co-manager.

Our common stock is quoted on The Nasdaq National Market under the symbol “NUVO.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This offering of shares of common stock may be made only by means of a prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and the accompanying prospectus can be obtained from J.P. Morgan Securities Inc., Prospectus Department, One Chase Manhattan Plaza, New York, New York 10081, telephone 212-552-5164 or Deutsche Bank Securities, Inc., 60 Wall Street, New York, New York 10005, email prospectusrequest@list.db.com.

About Nuvelo

Nuvelo, Inc. is a biopharmaceutical company focused on novel acute cardiovascular and cancer therapies. Nuvelo’s clinical pipeline includes alfimeprase, a direct-acting thrombolytic in Phase 3 clinical trials for the treatment of thrombotic-related disorders; rNAPc2, an anticoagulant that inhibits the factor VIIa and tissue factor protease complex that is currently in Phase 2 clinical development for acute coronary syndrome and a thrombin inhibiting aptamer. Nuvelo is also progressing its preclinical development candidate, NU206, for the potential treatment of radiation and chemotherapy- induced mucositis in the gastrointestinal tract.

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201 Industrial Road, San Carlos, CA 94070    tel: 650/517-8000    fax: 650/517-8001    www.nuvelo.com